Exhibit 99.2

Wize Pharma, Inc. 24 Hanagar St. Hod Hasharon, Israel 4527708 Phone: 972 72 260 0536 http://www.wizepharma.com

Company Overview

Wize Pharma, Inc. (WIZP) is focused on the treatment of ophthalmic disorders, including dry eye syndrome, a $3.7 billion global market. Wize’s eye drop formula, LO2A, is proven safe and effective in certain countries in Europe in the treatment of dry eye syndrome. Dry eye syndrome impacts 16 million people in the U.S. and 244 million people worldwide. LO2A has several advantages over other products marketed for dry eye syndrome including, it can be used with any contact lenses and it is preservative free, thereby minimizing the chance for damage to the eye. Wize’s LO2A has also been approved by regulatory authorities for the treatment of dry eye syndrome caused by Conjunctivochalasis (CCh) in Hungary and Sjögren's syndrome (Sjögren's) in the Netherlands, both inflammatory states commonly associated with dry eye. CCh is assumed by some experts in the field to be present in up to one-third of dry eye patients. The biggest selling dry eye products, to the Company’s knowledge, do not currently have regularity approval for these two important indications. Wize Pharma has the exclusive rights to develop and market LO2A in the U.S., China, Ukraine, Israel and may obtain exclusive rights in additional territories.

EQUITY OVERVIEW

OTCQB: WIZP

Share Price (05/03/18): $5.98

Market Cap (05/03/18): ~$29 M

Shares Outstanding: ~5 M

SUBSTANTIAL MARKET OPPORTUNITY

✓  $3.7 billion global dry eye market in 2017 to grow to $4.9 billion by 2022

✓  344 million suffer from dry eye syndrome globally

✓  Large and unaddressed market for dry eye in CCh; up to 1 out of 3 US dry eye patients have CCh

✓  Unmet need for treating dry eye syndrome in Sjögren's patients, impacting up to 7.7 million people worldwide by 2024

Investment Highlights

LO2A is Approved by Regulatory Authorities In Certain European Countries With 1.53 M Packages Sold by the Licensor in 2017

LO2A is a proven product that has received regulatory approvals and has an established safety and sales history in Germany, Hungary, the Netherlands, and Switzerland by the licensor, who is the product’s inventor. Wize Pharma has the exclusive rights to develop and market LO2A in the US, China, Ukraine, Israel, and may obtain rights in additional territories. Wize benefits from LO2A’s established commercialization and resulting safety and efficacy profile. In addition to being approved to treat dry eye syndrome in four European countries, LO2A is also approved to treat dry eye syndrome and CCh in Hungary and Sjögren's in the Netherlands.

$3.7 Billion Global Dry Eye Syndrome Market Opportunity

Based on a Market Scope Dry Eye Report, an estimated 344 million people around the world suffer from dry eye syndrome as of 2016 and the market is expected to grow from $3.7 billion in 2017 to $4.9 billion in 2022. According to the Market Scope Report, dry eye syndrome is increasing due to extended viewing of television, computer and Smartphone screens, weather conditions, exposure to air conditioning and increased life expectancy.

Wize Sales Expected to Launch in Israel, Ukraine and China in 2018 and 2019

LO2A is already approved for dry eye syndrome in Israel where product launch is expected in 2018. In Ukraine, LO2A is in the approval process for the treatment of dry eye syndrome and CCh, with LO2A product launch expected in 2019. Wize has a framework agreement with a pharmaceutical company in China, which intends to clear LO2A with regulators and launch sales in 2019.

Phase II and Phase IV Clinical Trials in Israel and Plan to File IND in US

Wize is now conducting a Phase IV study in Sjögren's and has completed patient enrollment in a Phase II study in CCh, both in Israel. After completing these studies, Wize intends to have a pre-IND meeting with the U.S. FDA to present all of the available safety and efficacy clinical trial data that LO2A has established in other markets. Wize plans to seek the FDA’s guidance on the approval path in the US.

Disclaimer: This fact sheet, both written and oral, may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, including management’s estimates and projections, they are subject to various risks and uncertainties and actual results could differ materially from Wize’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the risk factors set forth in Wize’s filings with the Securities and Exchange Commission (the “SEC”) available at www.sec.gov, which should be reviewed in conjunction with this overview. Except as otherwise required by law, Wize undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. This fact sheet, both written and oral, is not intended to provide you with a complete summary of Wize’s business or financial results.  For further information about Wize, you should read Wize’s reports and filings with the SEC.